Exhibit 99.4
FOR IMMEDIATE RELEASE MAY 20, 2008	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING OF OFFERING OF $1.2 BILLION OF CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2038

OKLAHOMA CITY, OKLAHOMA, MAY 20, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced an offering of $1.2 billion of contingent convertible senior notes due 2038.  The offering was increased from a previously announced offering size of $500 million.  The notes will be convertible, under certain circumstances, using a net share settlement process, into a combination of cash and Chesapeake common stock at an initial conversion price of $85.89 (subject to adjustment in certain circumstances), which is equivalent to an initial conversion rate of approximately 11.6428 common shares per $1,000 principal amount of convertible notes.  In general, upon conversion of a note, the holder of such note will receive cash equal to the principal amount of the note and Chesapeake common stock for the note’s conversion value in excess of such principal amount.  The company has granted the underwriters of the offering an option to purchase up to an additional $180 million aggregate principal amount of notes to cover over-allotments.

The convertible notes will bear interest at a rate of 2.25% per annum.  The convertible notes will also bear contingent interest in certain circumstances for semi-annual interest periods beginning December 15, 2018.  The convertible notes will mature on December 15, 2038 and may not be redeemed by Chesapeake prior to December 15, 2018.  Holders of the convertible notes may require Chesapeake to repurchase some or all of the convertible notes on December 15, 2018, 2023, 2028 and 2033, or in the event of certain change of control transactions, at 100% of the principal amount of the notes.

The contingent convertible senior notes were offered pursuant to a registration statement filed on May 19, 2008 with the U.S. Securities and Exchange Commission.  Chesapeake intends to list the notes on the New York Stock Exchange after issuance.

Chesapeake expects the issuance and delivery of the convertible notes to occur on May 27, 2008, subject to customary closing conditions.  Chesapeake intends to use the net proceeds from the offering, together with proceeds from the concurrent public offering of senior notes, to fund the redemption of its 7.75% Senior Notes due 2015, to repay outstanding indebtedness under its revolving credit facility and for general corporate purposes.

Banc of America Securities LLC, Barclays Capital, Credit Suisse, Goldman, Sachs & Co., and UBS Investment Bank are acting as joint book-running managers for the convertible notes offering.  Copies of the prospectus supplement relating to the offering may be obtained from Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by email at dg.prospectus_distribution@bofasecurities.com or by mail at Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, New York 10001.  An electronic copy of the prospectus supplement is available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

Chesapeake Energy Corporation is the third-largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States.